Exhibit 99.1

As used below, unless otherwise indicated or the context otherwise requires, the terms “Valvoline,” the “Company,” “we,” “us” and “our” may, depending on the context, refer to (i) Valvoline, (ii) the previous operations of Valvoline as an unincorporated business unit of Ashland LLC (now part of Ashland Global Holdings Inc., which together with its predecessors and consolidated subsidiaries is referred to herein as “Ashland”) or (iii) Valvoline and its consolidated subsidiaries.

Recent Developments

Preliminary Estimate of Selected Third Quarter 2017 Financial Results and Other Information

The tables below set forth preliminary financial results for the three and nine months ended June 30, 2017 and June 30, 2016:

Statement of Consolidated Income:	Three months ended June 30,		Nine months ended June 30,
(in millions of $)	2016	2017	2016	2017
	(unaudited)	(preliminary and unaudited)	(unaudited)	(preliminary and unaudited)
Sales	$499	$534	$1,435	$1,537
Cost of sales(a)	300	337	868	957

Gross profit	199	197	567	580
Selling, general and administrative expense(b)	93	100	273	292
Pension and other postretirement plan non-service income and remeasurement adjustments, net	(2)	(17)	(3)	(60)
Separation costs	—	15	—	27
Equity and other income	(5)	(5)	(16)	(20)

Operating income	113	104	313	341
Net interest and other financing expense	—	10	—	28

Net loss on acquisition	—	—	(1)	—
Income before income taxes	113	94	312	313
Income tax expense	38	38	104	114

Net income	$75	$56	$208	$199

Net earnings per share(c)
Basic	$0.44	$0.27	$1.22	$0.97

Diluted	$0.44	$0.27	$1.22	$0.97

Weighted average common shares outstanding(c)
Basic	170	204	170	204

Diluted	170	204	170	204

Adjusted EBITDA reconciliation to Net income:	Three months ended June 30,		Nine months ended June 30,
(in millions of $)	2016	2017	2016	2017
	(unaudited)	(preliminary and unaudited)	(unaudited)	(preliminary and unaudited)
Net income	$75	$56	$208	$199
Income tax expense	38	38	104	114
Net interest and other financing expense	—	10	—	28
Depreciation and amortization	10	12	29	30

EBITDA	123	116	341	371
Separation costs	—	15	—	27
Adjustment associated with tax indemnity with Ashland	—	(2)	—	(2)
(Gain) loss on pension and other postretirement plan remeasurements	—	—	5	(8)
Net loss on acquisition	—	—	1	—

Adjusted EBITDA(d)	$123	$129	$347	$388

(a)	Cost of sales includes pension and other postretirement plan non-service income and remeasurement adjustments of approximately $1 million and $2 million of income in the three and nine month periods ended June 30, 2016, respectively.
(b)	Includes approximately $19 million and $60 million of corporate expenses allocated from Ashland for the three months and nine months ended June 30, 2016, respectively.
(c)	The Company has corrected an immaterial error in the net earnings per share (“EPS”) calculations for the prior year periods. EPS was originally reported based on a weighted average common shares outstanding of 204.5 million, which reflected both the 170 million shares issued to Ashland in the reorganization as well as the 34.5 million shares issued in the IPO on September 28, 2016. EPS for the periods prior to and including September 30, 2016 have been revised based on an adjusted weighted average common shares outstanding amount that includes the IPO shares only for the period they were outstanding. The impact of this change resulted in an increase in previously reported EPS of $0.08 and $0.21 for the three and nine months ended June 30, 2016, respectively.
(d)	Includes recurring net periodic pension and other postretirement income, which consisted of service cost, interest cost, expected return on plan assets and amortization of prior service credit. Net periodic pension and other postretirement income was $16 million and zero for the three months ended June 30, 2017 and 2016, respectively.

Operating Segment Data	Three months ended June 30,
(in millions of $)	2016	2017
	(unaudited)	(preliminary and unaudited)
Core North America
Sales	$251	$258
Operating income	$58	$48
Depreciation and amortization	4	4

EBITDA	$62	$52

Quick Lubes
Sales	$119	$139
Operating income	$32	$34
Depreciation and amortization	4	6

EBITDA	$36	$40

International
Sales	$129	$137
Operating income	$20	$18
Depreciation and amortization	2	2

EBITDA	$22	$20

Total Operating Segment Sales	$499	$534

Total Operating Segment EBITDA(a)	$120	$112

(a)	Summation of EBITDA from Core North America, Quick Lubes and International reportable segments. EBITDA for the reportable segments is calculated as operating income plus depreciation and amortization.

Operating Information	Three months ended June 30,
(in millions—preliminary and unaudited)	2016	2017
Core North America
Lubricant sales (gallons)	26.7	25.8
Premium lubricants (percent of U.S. branded volumes)	41.5%	45.0%
Gross profit as a percent of sales(a)	42.5%	38.3%
Quick Lubes
Lubricant sales (gallons)	5.2	5.6
Premium lubricants (percent of U.S. branded volumes)	56.5%	60.3%
Gross profit as a percent of sales(a)	42.3%	40.2%
International
Lubricant sales (gallons)(b)	13.9	14.6
Lubricant sales (gallons), including unconsolidated joint ventures	22.8	24.4
Premium lubricants (percent of lubricant volumes)	28.2%	27.7%
Gross profit as a percent of sales(a)	31.8%	29.5%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)	Excludes volumes from unconsolidated joint ventures.

Consolidated Review

Sales for the quarter ended June 30, 2017 increased $35 million, or 7%, compared to the prior year quarter. Higher pricing, higher volume levels and changes in product mix increased sales by $19 million, or 4%, $8 million, or 2%, and $5 million, respectively, while the impact of foreign currency exchange decreased sales by $2 million. Acquisitions within our Quick Lubes reportable segment increased sales by approximately $5 million during the three months ended June 30, 2017.

Cost of sales for the quarter ended June 30, 2017 increased $37 million compared to the prior year quarter primarily due to $30 million, of increases in product costs and approximately $5 million due to volume and product mix. Acquisitions of quick lube locations increased cost of sales by $3 million. The impact of foreign currency exchange decreased cost of sales by $1 million during the three months ended June 30, 2017. Gross profit margin decreased by 3.0% compared to the prior year as cost grew faster than revenues.

Total selling, general and administrative expenses increased $7 million, or 8%, during the quarter ended June 30, 2017 as compared to the prior year period. The key drivers of this increase were new public company costs, including consulting and legal, and costs associated with completed acquisitions.

Pension and other postretirement plan non-service income and remeasurement adjustments, net increased by $15 million during the quarter ended June 30, 2017 primarily due to an increase in pension and other postretirement benefit income resulting from the transfer of pension and other postretirement plans from Ashland in the fourth quarter of fiscal 2016.

Valvoline incurred $15 million of Separation costs during the quarter ended June 30, 2017 in relation to the Separation from Ashland, which was primarily driven by a success fee related to completing the Distribution. Valvoline expects full fiscal year Separation costs to be approximately $30 million.

Adjusted EBITDA totaled $129 million and $123 million for the three months ended June 30, 2017 and 2016, respectively. The increase in Adjusted EBITDA was primarily due to an increase in pension and other post retirement plan non-service income, partially offset by the performance of our operating segments. Total operating segment EBITDA was $112 million and $120 million for the quarter ended June 30, 2017 and 2016, respectively. These results represent a decline of $8 million as compared to the prior year period, with benefits from volume and mix offset by increased raw material and selling, general and administrative costs, partially due to stand-alone public company costs.

Valvoline has included several non-GAAP measures that are not defined within U.S. GAAP and do not purport to be alternatives to net income or cash flows from operating activities as a measure of operating performance or cash flows. The following are the non-GAAP measures management has included and how management defines them:

•	EBITDA, which management defines as net income, plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization;

•	Adjusted EBITDA, which management defines as EBITDA adjusted for losses (gains) on pension and other postretirement plans remeasurement, net gain (loss) on acquisitions and divestitures, impairment of equity investment, restructuring, other income and (expense) and other items (which can include costs related to the Separation from Ashland, pro forma impact of significant acquisitions or divestitures, or restructuring costs);

These measures are not prepared in accordance with U.S. GAAP. Management believes the use of non-GAAP measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA provide a supplemental presentation of Valvoline’s operating performance on a consolidated and reportable segment basis.

Adjusted EBITDA generally includes adjustments for unusual, non-operational or restructuring-related activities. Valvoline’s condensed consolidated financial statements include actuarial gains and losses for defined benefit pension and other postretirement benefit plans recognized annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions, for example the life expectancy of plan participants. Management believes Adjusted EBITDA, which includes the expected return on pension plan assets and excludes both the actual return on pension plan assets and the impact of actuarial gains and losses, provides investors with a meaningful supplemental presentation of Valvoline’s operating performance. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business and that do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees and retirees.

Reportable Segment Review

Core North America

Overview. Core North America branded volumes grew 1 percent in the quarter, offset by the decline of lower-margin non-branded business that led to the overall volume decrease for the segment. The lag between raw material cost increases and planned price increases had a significant impact on the segment’s profitability which, along with lower volume, contributed to the decline in EBITDA. The segment continued to drive growth of premium product sales with premium mix increasing 350 basis points to 45.0 percent of branded volume. This increase was the result of Valvoline’s share gains in the DIY channel as well as a general industry trend toward premium products.

Core North America sales increased $7 million, or 3%, to $258 million during the quarter ended June 30, 2017 compared to the prior year quarter. This increase was primarily driven by higher pricing and changes in product mix, which increased sales by $12 million, or 5%, and $3 million, or 1%, respectively. These increases were partially offset by lower volumes that decreased sales by $7 million, or 3%.

Gross profit decreased $7 million, or 7% compared to the prior year quarter. Gross margin was 38.3% for the quarter ended June 30, 2017. Higher product costs, partially offset by higher pricing decreased gross profit by $8 million. Favorable product mix increased gross profit by $2 million, which was partially offset by a decrease in volume leading to a $1 million decrease in gross profit.

Selling, general and administrative expenses increased $1 million, or 3%, during the quarter ended June 30, 2017 compared to the prior year quarter.

Operating income totaled $48 million in the quarter ended June 30, 2017 compared to $58 million in the prior year quarter. EBITDA decreased $10 million to $52 million in the current quarter. EBITDA margin decreased 4.5 percentage points to 20.2% in the quarter ended June 30, 2017.

Quick Lubes

Overview. Quick Lube system wide same-store sales increased 7.9%, 6.9% for company-owned and 8.3% for franchised stores, primarily due to an increase in the number of transactions during the quarter. The increase was driven by the continued strengthening of existing marketing programs and the launch of an advertising campaign focused on new customer acquisition. Volume and EBITDA growth were driven by these strong same-store sales and the addition of 58 net new stores over the prior year to 1,113 stores overall.

Quick Lubes sales increased $20 million, or 17%, to $139 million during the quarter ended June 30, 2017 compared to the prior year quarter. The acquisitions of Time-It Lube and other Quick Lubes locations increased sales by $5 million during the three months ended June 30, 2017. Higher volumes, higher pricing and favorable product mix increased sales by $7 million, $6 million and $2 million, respectively.

Gross profit increased $6 million during the quarter ended June 30, 2017 compared to the prior year quarter. Increases in volumes and changes in product mix increased gross profit by $3 million and $1 million, respectively, while increases in pricing and the acquisition of Time-It Lube increased gross profit by $1 million each. Gross profit margin during the current quarter decreased 2.1 percentage points to 40.2% as revenues for the quarter, driven primarily by increases in volumes, grew faster than costs.

Selling, general and administrative expense increased $3 million during the quarter ended June 30, 2017 compared to the prior year quarter. The increase was primarily a result of marketing related costs of $2 million for the quarter.

Operating income totaled $34 million in the quarter ended June 30, 2017 as compared to $32 million in the prior year quarter. EBITDA increased $4 million to $40 million and EBITDA margin decreased 1.5 percentage points to 28.8% in the quarter ended June 30, 2017.

International

Overview. The International operating segment continued its trend of volume growth across both emerging and mature markets, the result of ongoing market penetration from a combination of channel development, brand building and improved product and services offerings in key markets. EBITDA for International was impacted by the negative price-cost lag effect from rising raw material costs.

International sales increased $8 million, or 6%, to $137 million during the quarter ended June 30, 2017. This was primarily driven by higher volume levels.

Gross profit decreased $1 million, or 2%, during the current quarter compared to the quarter ended June 30, 2016. Gross profit margin decreased by 2.3 percentage points to 29.5% compared to the prior year quarter.

Selling, general and administrative expenses increased $1 million, or 3%, during the quarter ended June 30, 2017 compared to the prior year quarter. The increase was primarily related to stand-alone public company costs.

Operating income totaled $18 million in the quarter ended June 30, 2017 as compared to $20 million in the prior year quarter. EBITDA decreased $2 million to $20 million and EBITDA margin decreased 2.5 percentage points to 14.6% in the quarter ended June 30, 2017.

Balance Sheet and Cash Flow Data and Other Information

As of June 30, 2017, Valvoline had total debt of $733 million and net debt of $601 million. For the nine months ended June 30, 2017, cash provided by operating activities was $157 million. Capital expenditures were $43 million for the quarter ended June 30, 2017.

On June 15, 2017, Valvoline paid a quarterly cash dividend of $0.049 per share on Valvoline common stock. On July 27, 2017, the Board of Directors of Valvoline declared a quarterly cash dividend of $0.049 per share on Valvoline common stock. The dividend is payable on September 15, 2017 to shareholders of record on September 1, 2017.

On April 24, 2017, Valvoline’s Board of Directors authorized a share repurchase program under which Valvoline may repurchase up to $150 million of its common stock through December 31, 2019. During the three and nine months ended June 30, 2017, $50 million was used to repurchase 2 million common shares, which were retired on repurchase. As of June 30, 2017, $100 million remains available for repurchase under this authorization.

Cautionary Note

The preliminary financial results for the three months ended June 30, 2017 presented above represent our estimates which are based only on currently available information and do not present all necessary information for an understanding of our results of operations for the three months ended June 30, 2017. These preliminary results are subject to the completion of our financial closing procedures which have not yet been finalized. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with U.S. generally accepted accounting principles. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2017 or any future period. Our consolidated financial statements and related notes as of and for the three months ended June 30, 2017 are not expected to be completed and filed with the SEC until after this offering is completed. Accordingly, these results may change and those changes may be material and undue reliance should not be placed on these preliminary estimates. This financial information has been prepared by and is the responsibility of our management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. These preliminary estimates should be read together with the information under the “Risk Factors,’’ “Cautionary Note Regarding Forward-Looking Statements,’’ Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in Valvoline’s Annual Report on Form 10-K for the year ended September 30, 2016 (“Annual Report”) and other periodic reports.

Earnings Per Share Presentation

We identified an immaterial error in the presentation of earnings per share (“EPS”) previously reported in our consolidated and condensed consolidated financial statements for periods prior to and including September 30, 2016. EPS was previously reported in these periods based on a weighted-average of common shares outstanding of 204.5 million shares, which included both the 170 million shares issued to Ashland in connection with the Contribution as well as the 34.5 million shares issued in our initial public offering (“IPO”) on September 28, 2016. The weighted average number of common shares outstanding included in the EPS calculations will be revised for the respective prior year periods to include the IPO shares only for the period they were outstanding in the year ended September 30, 2016.

Basic and diluted EPS previously reported in the Annual Report on Form 10-K for the fiscal year ended September 30, 2016 were $1.33, $0.96 and $0.84 for the years ended September 30, 2016, 2015 and 2014, respectively. After correction of the weighted average number of common shares outstanding, the revised basic and diluted EPS will be $1.60, $1.15 and $1.02 for the years ended September 30, 2016, 2015 and 2014, respectively. We evaluated the impact of the revision on prior periods, assessing materiality quantitatively and qualitatively and concluded that the error was not material to any of the interim and annual periods previously presented.

Valvoline will correct the presentation of EPS in its future filings beginning with its Form 10-Q for the quarter ended June 30, 2017. This change in presentation results only in a change to the weighted average of common shares outstanding and the resulting calculation of EPS for all periods prior to and including September 30, 2016. There are no changes to reported net income for any period or to reported EPS for periods beginning after September 30, 2016.

Business Information

As of June 30, 2017, Valvoline had approximately 5,500 employees worldwide. As of June 30, 2017, the Valvoline Instance Oil Change (“VIOC”) network consisted of 383 company-owned and 730 franchised centers and operated in approximately 45 states. As of June 30, 2017, there were 316 Express Care locations. In total, global lubricants demand was 11 billion gallons in 2016. Demand for passenger car motor oil accounted for approximately 21% of global lubricant demand, while the remaining 79% of demand was for commercial and industrial products. According to Valvoline’s research, it had a total awareness rate of 91% with consumers in the United States in 2016. Valvoline’s premium-branded lubricant sales volume as a percentage of U.S. branded volumes increased to approximately 41% of total sales volume in 2016, up from 30% in 2013. VIOC has experienced ten consecutive years of company-owned same store sales growth and has resulted in VIOC being the #2 quick lube chain by store count in 2016. Between 2007 and 2016, average net ticket at our company-owned VIOC store increased from $53.22 to $69.64. Oil changes per day per store in 2016 for VIOC was 43, while the market average was 32.

Risks Related to Valvoline’s Separation from Ashland

Valvoline may not fully realize the anticipated benefits of being a stand-alone public company.

Although it became a stand-alone public company upon completion of its IPO on September 28, 2016, Valvoline was controlled by Ashland until May 12, 2017, at which time Ashland completed the Stock Distribution. The process of operating as a stand-alone public company may distract Valvoline’s management from focusing on its business and strategic priorities. Further, as a stand-alone public company, although Valvoline expects to maintain direct access to the debt and equity capital markets, Valvoline may not be able to issue debt or equity on terms acceptable to it or at all. Moreover, even with equity compensation tied to Valvoline’s business, Valvoline may not be able to attract and retain employees as desired. Valvoline also may not fully realize the anticipated benefits of being a stand-alone public company if any of the risks identified in this section, or other events, were to occur. If Valvoline does not realize these anticipated benefits for any reason, its business may be negatively affected. In addition, Valvoline’s separation from Ashland (the “Separation”) could adversely affect Valvoline’s operating results and financial condition.

The distribution of Ashland’s remaining interest in Valvoline to Ashland stockholders (the “Stock Distribution”) could result in significant tax liability to Ashland, and in certain circumstances, Valvoline could be required to indemnify Ashland for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

Ashland obtained a written opinion of counsel to the effect that the Stock Distribution should qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). The opinion of counsel does not address any U.S. state or local or foreign tax consequences of the Stock

Distribution. The opinion assumes that the Stock Distribution is completed according to the terms of the Separation Agreement entered into between Ashland and Valvoline (“Separation Agreement”) and relies on the facts as described in the Separation Agreement, the Tax Matters Agreement entered into between Ashland and Valvoline (“Tax Matters Agreement”), other ancillary agreements, the information statement distributed to Ashland’s shareholders in connection with the Stock Distribution and a number of other documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, Ashland and Valvoline. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.

The opinion of counsel is not binding on the Internal Revenue Service (the “IRS”) or the courts, and thus there can be no assurance that the IRS or a court will not take a contrary position. Ashland has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Stock Distribution.

If the Stock Distribution were determined not to qualify for non-recognition of gain and loss, then Ashland would recognize a gain as if it had sold its Valvoline common stock in a taxable transaction in an amount up to the fair market value of the common stock it distributed in the Stock Distribution. In addition, certain reorganization transactions undertaken in connection with the Separation and the Stock Distribution could be determined to be taxable, which could result in additional taxable gain. Under certain circumstances, Valvoline could have an indemnification obligation to Ashland with respect to tax on some or all of such gain.

Valvoline could have an indemnification obligation to Ashland if events or actions subsequent to the Stock Distribution cause the Stock Distribution to be taxable.

If, due to breaches of covenants that Valvoline has agreed to in connection with the Separation or the Stock Distribution, it were determined that the Stock Distribution did not qualify for non-recognition of gain and loss, Valvoline could be required to indemnify Ashland for the resulting taxes (and reasonable expenses). In addition, Section 355(e) of the Code generally creates a presumption that the Stock Distribution would be taxable to Ashland, but not to its shareholders, if Valvoline or its shareholders were to engage in transactions that result in a 50% or greater change (by vote or value) in the ownership of Valvoline’s stock during the four-year period beginning on the date that begins two years before the date of the Stock Distribution, unless it were established that such transactions and the Stock Distribution were not part of a plan or series of related transactions. If the Stock Distribution were taxable for U.S. federal income tax purposes to Ashland due to a breach of Valvoline’s covenants or a 50% or greater change in the ownership of Valvoline’s stock, Ashland would recognize gain as if it had sold Valvoline common stock in a taxable transaction in an amount up to the fair market value of the stock held by it immediately before the Stock Distribution, and Valvoline generally would be required to indemnify Ashland for the tax on such gain and related expenses, as well as any additional gain in connection with certain reorganization transactions undertaken to effect the Separation and the Stock Distribution. Any such obligation could have a material impact on Valvoline’s operations.

Valvoline has agreed to numerous restrictions to preserve the tax-free nature of the Stock Distribution, which may reduce its strategic and operating flexibility.

Valvoline has agreed in the Tax Matters Agreement to covenants and indemnification obligations designed to preserve the tax-free nature of the Stock Distribution. These covenants and indemnification obligations may limit Valvoline’s ability to pursue strategic transactions or engage in new businesses or other transactions that might be beneficial and could discourage or delay a strategic transaction that its shareholders may consider favorable.

Although Valvoline entered into a Tax Matters Agreement under which the amount of its tax sharing payments to Ashland during the period between the IPO and the Stock Distribution will generally be determined as if Valvoline filed its own consolidated, combined or separate tax returns, Valvoline nevertheless will have joint and several liability with Ashland for the consolidated U.S. federal income taxes of the Ashland consolidated group for the taxable periods in which Valvoline was part of the Ashland consolidated group. In addition, Valvoline has agreed to indemnify Ashland for certain pre-IPO U.S. taxes that arise on audit and are directly attributable to neither the Valvoline business nor Ashland’s specialty ingredients and performance materials businesses (collectively, the “Chemicals business”).

Valvoline and Ashland as well as their respective subsidiaries were part of U.S. federal consolidated group tax returns and certain combined or similar group tax returns (together, “Combined Tax Returns”) through the date of the Stock Distribution. Therefore, Valvoline has joint and several liability with Ashland to the respective taxing authorities for the Combined Tax Returns for the periods up to and including the date of the Stock Distribution.

Pursuant to the Tax Matters Agreement, Valvoline is required to indemnify Ashland for: (a) certain U.S. federal, state or local taxes of Ashland and/or its subsidiaries for any tax period ending on or prior to the Stock Distribution that arise on audit or examination and are (i) directly attributable to Valvoline or (ii) prior to the IPO that arise on audit or examination and are directly attributable to neither the Valvoline business nor the Chemicals business; and (b) certain foreign taxes of Ashland and/or its subsidiaries for any tax period ending on or prior to the Stock Distribution that arise on audit or examination and are directly attributable to Valvoline.

The Tax Matters Agreement also requires Valvoline to indemnify Ashland for any taxes (and reasonable expenses) resulting from the failure of the Stock Distribution to qualify for non-recognition of gain and loss or certain reorganization transactions related to the separation or the IPO and Stock Distribution to qualify for their intended tax treatment (“Transaction Taxes”), where the taxes result from (1) breaches of representations or covenants that Valvoline made or agreed to in connection with these transactions, (2) the application of certain provisions of U.S. federal income tax law to the Stock Distribution with respect to acquisitions of Valvoline common stock or (3) any other actions that Valvoline knows or reasonably should expect would give rise to such taxes.

The Tax Matters Agreement also requires Valvoline to indemnify Ashland for a portion of certain other Transaction Taxes allocated to Valvoline generally based on Valvoline’s market capitalization relative to the market capitalization of Ashland at the time of the Stock Distribution.

Valvoline has only been a stand-alone public company since September 2016, and its historical and pro forma financial information is not necessarily representative of the results it would have achieved as a stand-alone public company prior to September 2016 and may not be a reliable indicator of its future results.

The summary historical consolidated financial data of Valvoline as of September 30, 2016, 2015 and 2014 and statement of operations data for the years ended September 30, 2016, 2015 and 2014 included in our Annual Report on Form 10-K for the year ended September 30, 2016 (the “Annual Report”) includes certain expenses of Ashland that were allocated to Valvoline as an unincorporated business unit of Ashland for certain corporate functions, including treasury, legal, accounting, insurance, information technology, payroll administration, human resources, stock incentive plans and other services. Valvoline believes the assumptions underlying the consolidated financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by it during those periods. However, these shared expenses may not represent what Valvoline’s financial position, results of operations or cash flows would have been had it operated autonomously or independently from Ashland during those periods. Actual costs that would have been incurred if Valvoline had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, such as information technology and infrastructure.

In addition, the historical financial information Valvoline has included in its Annual Report and other periodic reports does not reflect, and the pro forma financial information included below may not reflect, what its financial position, results of operations or cash flows would have been had it been a stand-alone entity during the historical periods presented, or what its financial position, results of operations or cash flows will be in the future as an independent entity.

The pro forma financial information included in this Exhibit 99.1 includes adjustments based on available information Valvoline believes to be reasonable. However, the assumptions may change and actual results may differ. In addition, Valvoline has not made pro forma adjustments to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its transition to being a public company, including changes in its employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information about the basis of presentation of Valvoline’s pro forma financial information and historical financial information included in this Exhibit 99.1, see “Unaudited Pro Forma Condensed Consolidated Financial Statements” below.

Valvoline’s ability to operate its business effectively may suffer if it is unable to cost-effectively establish its own administrative and other support functions in order to operate as a stand-alone company after the expiration of its shared services and other intercompany agreements with Ashland.

As a business segment of Ashland, Valvoline relied on administrative and other resources of Ashland, including information technology, accounting, finance, human resources and legal, to operate Valvoline’s business. In connection with the IPO, Valvoline entered into various service agreements to retain the ability for specified periods to use these Ashland resources. These services may not be provided at the same level as when Valvoline was a business segment within Ashland, and Valvoline may not be able to obtain the same benefits that it received prior to the IPO. These services may not be sufficient to meet Valvoline’s needs, and after Valvoline’s agreements with Ashland expire (which will generally occur within 24 months following the closing of the IPO), Valvoline may not be able to replace these services at all or obtain these services at prices and on terms as favorable as it currently has with Ashland. Valvoline will need to create its own administrative and other support systems or contract with third parties to replace Ashland’s systems. In addition, Valvoline has received informal support from Ashland which may not be addressed in the agreements it has entered into with Ashland, and the level of this informal support will not be available after the Stock Distribution.

Valvoline may not have the same purchasing power as when it was part of Ashland, which could result in increased costs to Valvoline.

Prior to the IPO and the Separation, Valvoline was able to take advantage of the combined companies’ size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. Subsequent to the IPO and the Separation, Valvoline cannot assure you that it will continue to have access to financial and other resources comparable to those available to it prior to the IPO and the Separation. As a stand-alone company, Valvoline may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to it prior to the IPO and the Separation, which could increase its costs and reduce its profitability.

Ashland has agreed to indemnify Valvoline for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Valvoline against the full amount of such liabilities, or that Ashland’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation Agreement and certain other agreements with Ashland, Ashland has agreed to indemnify Valvoline for certain liabilities. However, third parties could also seek to hold Valvoline responsible for any of the liabilities that Ashland has agreed to retain, and there can be no assurance that the indemnity from Ashland will be sufficient to protect Valvoline against the full amount of such liabilities, or that Ashland will be able to fully satisfy its indemnification obligations in the future. Even if Valvoline ultimately succeeded in recovering from Ashland any amounts for which Valvoline is held liable, Valvoline may be temporarily required to bear these losses. Each of these risks could negatively affect Valvoline’s business, financial position, results of operations and cash flows.

Valvoline’s Non-Executive Chairman holds positions with Ashland, which could cause conflicts of interest, or the appearance of conflicts of interest, that result in Valvoline not acting on opportunities it otherwise may have.

Mr. William A. Wulfsohn serves as Non-Executive Chairman of Valvoline’s board of directors and as Chairman and Chief Executive Officer of Ashland. The presence of an executive officer or director of Ashland on Valvoline’s board of directors could create, or appear to create, conflicts of interest with respect to matters involving both Valvoline and Ashland that could have different implications for Ashland than they do for Valvoline. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Ashland and Valvoline regarding terms of the agreements entered into by Ashland and Valvoline governing the Separation and the relationship between Ashland and Valvoline thereafter, including the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement (“Employee Matters Agreement”), the Transition Services Agreement (“Transition Services Agreement”), Reverse Transition Services Agreement (“Reverse Transition Services Agreement”) and certain commercial agreements. Potential conflicts of interest could also arise if Valvoline entered into commercial arrangements with Ashland in the future. As a result of these actual or apparent conflicts of interest, Valvoline may be precluded from pursuing certain growth initiatives.

Valvoline’s inability to resolve favorably any disputes that arise between Valvoline and Ashland with respect to their past and ongoing relationships may adversely affect its operating results.

Disputes may arise between Ashland and Valvoline in a number of areas relating to their past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from Valvoline’s separation from Ashland;

•	employee retention and recruiting;

•	business combinations involving Valvoline; and

•	the nature, quality and pricing of services that Valvoline and Ashland have agreed to provide each other.

Valvoline may not be able to resolve potential conflicts, and even if it does, the resolution may be less favorable than if Valvoline were dealing with an unaffiliated party. The agreements Valvoline entered into with Ashland may be amended upon agreement between the parties.

Valvoline may have received better terms from unaffiliated third parties than the terms it received in the agreements it entered into with Ashland.

The agreements Valvoline entered into with Ashland in connection with the Separation, including the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, a shared environmental liabilities agreement and certain commercial agreements, were prepared in the context of the Separation while Valvoline was still a wholly owned subsidiary of Ashland. Accordingly, during the period in which the terms of those agreements were prepared, Valvoline did not have an independent board of directors or a management team that was independent of Ashland. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes- Oxley could have a material adverse effect on Valvoline’s business and stock price.

As a public company, Valvoline is subject to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), which, beginning with Valvoline’s annual report for the fiscal year ending September 30, 2017, requires annual assessments by Valvoline’s management of the effectiveness of Valvoline’s internal control over financial reporting and annual reports by Valvoline’s independent registered public accounting firm that address the effectiveness of internal control over financial reporting. During the course of its testing, Valvoline may identify deficiencies which it may not be able to remediate in time to meet its deadline for compliance with Section 404. Testing and maintaining internal control can divert management’s attention from other matters that are important to the operation of Valvoline’s business. Valvoline also expects the regulations under Sarbanes-Oxley to increase its legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of its board of directors, particularly to serve on Valvoline’s audit committee, and make some activities more difficult, time consuming and costly. Valvoline may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 or Valvoline’s independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of Valvoline’s internal control over financial reporting. If Valvoline concludes that its internal control over financial reporting is not effective, Valvoline cannot be certain as to the timing of completion of its evaluation, testing and remediation actions or their effect on its operations because there is presently no precedent available by which to measure compliance adequacy. If either Valvoline is unable to conclude that it has effective internal control over financial reporting or its independent auditors are unable to provide it with an unqualified report as required by Section 404, then investors could lose confidence in Valvoline’s reported financial information, which could have a negative effect on the trading price of the Notes.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The Valvoline unaudited pro forma condensed consolidated financial statements consist of the unaudited pro forma condensed consolidated statements of operations for the six months ended March 31, 2016, for the years ended September 30, 2016 and 2015, and for the twelve months ended March 31, 2017. The unaudited pro forma condensed consolidated financial statements have been derived by application of pro forma adjustments to the Valvoline historical financial statements included in the Annual Report and Valvoline’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (“Quarterly Report”).

The unaudited pro forma condensed consolidated statements of operations give effect to the Contribution, the IPO and the Separation as if they occurred on October 1, 2014, the beginning of the earliest period presented. The pro forma adjustments, described in the related notes, are based on currently available information and certain assumptions that management believes are reasonable. The pro forma adjustments do not include the impact of the proposed notes offering and items unrelated to the Contribution, the IPO and the Separation that are non-recurring in nature or are not material. Under the SEC rules applicable to registered offerings, pro forma financial information should be presented only for the most recent fiscal year and subsequent year-to-date interim period. Because we have decided to include two years of pro forma financial information, this presentation does not comply with SEC rules which would require preparation of the pro forma financial information assuming the pro forma transactions occurred on October 1, 2015. Preparing the pro forma financial information assuming the transactions occurred on October 1, 2015 would result in one additional year of pension and other postretirement benefit plan (“OPEB”) accrual and would impact the annual remeasurement of the pension and OPEB liabilities, resulting in increased service costs. A change in the remeasurement adjustment would not materially impact Adjusted EBITDA because Adjusted EBITDA excludes losses (gains) on pension and other postretirement plans remeasurement. No other adjustments would be affected by the change in assumption. As a result of the assumed October 1, 2014 date for the Contribution, the Separation, the IPO and the freeze of the accrual of benefits under certain defined benefit plans, the adjustment for costs associated with pension and other postretirement plans does not give effect to the purchase of a non-participating annuity contract from an insurer using pension assets on September 15, 2016. Our historical actual results for the six months ended March 31, 2017 does give effect to this transaction; however, because the remeasurement of plan assets and liabilities and the resulting gain or loss associated therewith occurs only on an annual basis in connection with the preparation of our year-end financial statements, our results for the six months ended March 31, 2017 do not include any gain or loss associated with the remeasurement of plan assets and liabilities.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the Separation from Ashland been completed on October 1, 2014. The unaudited pro forma condensed consolidated financial statements should not be relied on as indicative of the historical operating results that we would have achieved or any future operating results that we will achieve after the completion of this offering.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing these unaudited pro forma condensed consolidated financial statements. Actual results could differ, perhaps materially, from these estimates and assumptions.

The unaudited pro forma condensed consolidated financial data reflects the impact of certain transactions, which comprise the following:

•	the Contribution, the IPO, the Separation and the freeze of the accrual of benefits under certain defined benefit plans;

•	the assumption of indebtedness and related interest costs in connection with the Contribution, IPO and Separation, including $375 million aggregate principal amount of senior notes and $375 million in borrowings on the senior secured term loan facility; and

•	other adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements.

Prior to our IPO on September 28, 2016, we operated as an unincorporated commercial unit of Ashland. As a result, Ashland provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations include costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Ashland. The costs of such services have been allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total sales, relative percentage of headcount or specific identification. The total amount of these allocations from Ashland was approximately $41 million in the six months ended March 31, 2016 and approximately $79 million in each of the years ended September 30, 2015 and 2016. These cost allocations are primarily reflected within corporate expense allocation in the statements of operations and comprehensive income. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Following the completion of the IPO, Ashland continued to provide some services related to these functions on a transitional basis for a fee. These services were provided under the transition services agreement described in Note 14 to the audited financial statements included in the Annual Report. Upon completion of the IPO, we assumed responsibility for all our stand-alone public company costs, including the costs of corporate services historically provided by Ashland. We currently estimate that our first fiscal year standalone public company costs will be approximately $20 million. These costs have not been reflected in the unaudited pro forma condensed consolidated financial statements.

While these unaudited pro forma condensed consolidated financial statements do not take into account the impact of the proposed notes offering, these items will impact our financial statements as they result in additional interest expense and the proceeds from the notes offering will be used to fund the pension plans. Assuming no change to the asset allocation strategy within the pension plan for the pro forma periods, if 100% of such amount had been invested on October 1, 2014, income generated by these additional assets would have been $2 million for the year ended September 30, 2015, $42 million for the year ended September 30, 2016 and $6 million for the six-month period ended March 31, 2017. However, due to the continued progression of the asset portfolio towards a lower risk profile, these are not the actual returns that we would have likely experienced if the amounts were invested on October 1, 2014.

We have derived the pro forma condensed consolidated financial data for the twelve months ended March 31, 2017 by adding the condensed consolidated financial data for the six months ended March 31, 2017 to the pro forma condensed consolidated financial data for the year ended September 30, 2016, and subtracting the pro forma condensed consolidated financial data for the six months ended March 31, 2016. The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the Separation from Ashland been completed on October 1, 2014 for the unaudited pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated financial statements should not be relied on as indicative of the historical operating results that we would have achieved or any future operating results that we will achieve.

The following unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the interim and annual consolidated financial statements and the related notes included in the Annual Report and Quarterly Report.

Valvoline

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended March 31, 2016

(In millions)

	Valvoline Historical	Adjustments			Valvoline Pro Forma
Sales	$936	$—			$936
Cost of sales	568	—			568

Gross profit	368	—			368
Selling, general and administrative expenses	138	(42)	(A	)	138
		1	(B	)
		41	(C	)
Corporate expense allocation	41	(41)	(C	)	—
Equity and other income	11	—			11

Operating income	200	41			241
Net interest and other financing expense	—	17	(D	)	17
Net loss on acquisition and divestiture	(1)	—			(1)

Income before income taxes	199	24			223
Income tax expense	66	9	(F	)	75

Net income	$133	$15			$148

See notes to unaudited pro forma condensed consolidated financial statements.

Valvoline

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended September 30, 2015

(In millions)

	Valvoline Historical	Adjustments			Valvoline Pro Forma
Sales	$1,967	$—			$1,967
Cost of sales	1,282	—			1,282

Gross profit	685	—			685
Selling, general and administrative expenses	291	158	(A	)	529
		1	(B	)
		79	(C	)
Corporate expense allocation	79	(79)	(C	)	—
Equity and other income	8	—			8

Operating income (loss)	323	(159)			164
Net interest and other financing expense	—	33	(D	)	33
Net loss on acquisition and divestiture	(26)	—			(26)

Income (loss) before income taxes	297	(192)			105
Income tax expense (benefit)	101	(75)	(F	)	26

Net income (loss)	$196	$(117)			$79

See notes to unaudited pro forma condensed consolidated financial statements.

Valvoline

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended September 30, 2016

(In millions)

	Valvoline Historical	Adjustments			Valvoline Pro Forma
Sales	$1,929	$—			$1,929
Cost of sales	1,168	—			1,168

Gross profit	761				761
Selling, general and administrative expenses	264	154	(A	)	498
		1	(B	)
		79	(C	)
Corporate expense allocation	79	(79)	(C	)	—
Separation costs	6	(6)	(E	)	—
Equity and other income	19	—			19

Operating income (loss)	431	(149)			282
Net interest and other financing expense	9	24	(D	)	33
Net loss on acquisition and divestiture	(1)	—			(1)

Income (loss) before income taxes	421	(173)			248
Income tax expense (benefit)	148	(71)	(F	)	77

Net income (loss)	$273	$(102)			$171

See notes to unaudited pro forma condensed consolidated financial statements.

Valvoline

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve Months Ended March 30, 2017

(In millions)

	Historical Six Months Ended March 31, 2017	Adjustments			Add: Pro Forma Year Ended September 30, 2016	Less: Pro Forma Six Months Ended March 31, 2016	Pro Forma Twelve Months Ended March 31, 2017
Sales	$1,003	—			$1,929	$936	$1,996
Cost of sales	620	—			1,168	568	1,220

Gross profit	383	—			761	368	776
Selling, general and administrative expenses	149	—			498	138	509
Separation costs	12	(12)	(E	)	—	—	—
Equity and other income	15	—			19	11	23

Operating income	237	12			282	241	290
Net interest and other financing expense	18	—			33	17	34
Net loss on acquisition and divestiture	—	—			(1)	(1)	—

Income before income taxes	219	12			248	223	256
Income tax expense	76	2	(F	)	77	75	80

Net income	$143	$10			$171	$148	$176

See notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A) Costs associated with pension and other postretirement plans

Historically, we accounted for our participation in the Ashland sponsored pension and other postretirement plans as participation in multi-employer plans in our historical financial statements for the periods prior to our IPO. In accordance with U.S. GAAP, we recognized our allocated portion of net periodic benefit costs associated with the Ashland sponsored pension and other postretirement plans for periods prior to September 2016, as further described in Note 12 to the audited financial statements included in the Annual Report.

As part of our separation from Ashland, certain pension and other postretirement plans were transferred to us that were not historically identified as stand-alone Valvoline benefit plans. Subsequent to the transfer of certain of Ashland’s net unfunded pension and other postretirement plan liabilities to Valvoline on September 1, 2016, Valvoline accounted for the plans as single-employer plans recognizing the full amount of any costs, gains, and net liabilities within the consolidated financial statements. The costs associated with the transferred plans are included as an adjustment to the pro forma condensed consolidated financial statements.

For purposes of these unaudited pro forma condensed consolidated financial statements, our allocated portion of the costs for multi-employer plans have been removed and replaced with net periodic benefit costs assuming Valvoline treated the pension and other postretirement plans as single-employer plans since October 1, 2014. The net expense adjustment resulting from the elimination of the allocated portion of multi-employer plans and the addition of costs associated with the transferred plans was $158 million and $154 million for the years ended September 30, 2015 and 2016, respectively, and income of $42 million for the six months ended March 31, 2016. The pro forma adjustments reflect all of the service cost, interest cost, expected return on plan assets, amortization of prior service credit and remeasurement gains and losses, including actuarial gains and losses, associated with the allocated portion of the costs for multi-employer plans and the transferred plans assuming the Contribution, the Separation and related freeze of the accrual of relevant benefits occurred on October 1, 2014. Had we prepared the pro forma income statement data assuming the Contribution and Separation occurred on October 1, 2015, the net expense adjustment for the six months ended March 31, 2016 and the year ended September 30, 2016 would have been different. No adjustment to cost of sales was made as cost of sales within our historical financial statements included an allocation of pension and other postretirement benefit costs associated with manufacturing employees.

(B) Executive performance incentive and retention program

Certain executives were granted performance-based restricted shares of Ashland in October 2015 in order to provide an incentive to remain employed with us in the period after the Separation. The expense associated with these awards is not recognized until the completion of the Separation and will be recognized ratably over the vesting period, which is generally three years. The unaudited pro forma condensed consolidated statement of operations reflects the assumption that the Separation occurred on October 1, 2014 and that the median amount of potential shares to be awarded will be earned and expensed over the service period. Therefore, our estimate of the fair value of the awards resulted in expense of $1 million for each period within the years ended September 30, 2015 and 2016, as well as the six months ended March 31, 2016.

(C) Corporate expense allocation

Represents the reclassification of our corporate expense allocations to selling, general and administrative expense.

(D) Interest expense

The unaudited pro forma condensed consolidated statements of operations reflect an adjustment for the actual interest expense and the amortization of deferred financing costs incurred in connection with debt financing transactions in connection with the Separation; specifically, the assumption of indebtedness of $375 million aggregate principal amount of senior notes and $375 million in borrowings on the senior secured term loan facility.

The following table reflects the components of interest expense in each respective period within the unaudited pro forma condensed consolidated statements of operations after considering the impact of the pro forma adjustments to interest expense.

	Year ended September 30, 2016	Six months ended March 31, 2016	Year ended September 30, 2015
Interest expense
Term Loan and 2024 Notes	$32	$16	$32
Amortization of deferred debt issuance costs	1	1	1

Pro forma interest expense	$33	$17	$33

(E) Separation costs

The unaudited pro forma condensed consolidated statements of operations reflect an adjustment to eliminate the separation costs incurred in each relevant period. Separation costs of $6 million and $12 million were recognized during the year ended September 30, 2016 and the six months ended March 31, 2017, respectively, related to Valvoline’s Separation from Ashland. Had the Separation occurred on October 1, 2014, as assumed in these unaudited pro forma condensed consolidated financial statements, these costs would not have been incurred during the respective periods. These costs have been eliminated within these unaudited pro forma condensed consolidated financial statements as they are directly attributable to the Contribution, the IPO and the Separation.

(F) Resulting tax effects

Reflects the tax effects of the pro forma adjustments at the applicable tax rates. The applicable tax rates for us may be different (either higher or lower) depending on actual activities undertaken in each respective period.

Non-Guarantor Subsidiary Financial Information

For the six-month period ended March 31, 2017, the Valvoline subsidiaries that do not guarantee Valvoline’s senior secured credit facilities or 5.500% senior notes due 2024 in the aggregate accounted for approximately 25% of Valvoline’s sales, 7% of Valvoline’s Adjusted EBITDA and 7% of Valvoline’s net income. As of March 31, 2017, Valvoline had approximately $370 million of secured indebtedness outstanding (including the borrowings outstanding under the trade receivables securitization facility) and an additional $436 million of unutilized capacity under our senior secured revolving credit facility, and Valvoline’s non-guarantor subsidiaries had approximately $114 million of indebtedness and other liabilities, including $75 million of borrowings under a $125 million trade receivables securitization facility, leaving $50 million of unutilized borrowing capacity.